Exhibit 99.3

UNIFI®, Makers of REPREVE®, Announces U.S. Manufacturing Transition

Strategic decision to enhance operating efficiency, lower fixed costs, improve profitability and further strengthen balance sheet

GREENSBORO, N.C., February 3, 2025 – Unifi, Inc. (NYSE: UFI) (together with its consolidated subsidiaries, “UNIFI”), leading innovator in recycled and synthetic yarn, today announced it will be transitioning yarn production out of its manufacturing facility in Madison, North Carolina, and placing the property for sale in calendar 2025. Production activities currently occurring at the Madison, North Carolina facility will be consolidated into UNIFI facilities in North and Central America.

Key Highlights:

•
The footprint reduction will improve efficiency and strengthen operations to better support customers’ needs without sacrificing sales volume or creating disruptions in production capacity.
•
The transition will allow for a significant increase in utilization rates at the remaining facilities across North and Central America, improving fixed cost absorption and supporting an enhanced long-term profitability profile.
•
To maintain business continuity and customer service levels, certain equipment will be relocated to meet the current and growing needs of the market.
•
Proceeds from the future sale of the property will be prioritized against paying down existing debt.

Eddie Ingle, Chief Executive Officer of UNIFI, Inc., stated, “We are very grateful for the hard work, contributions, and support from everyone involved with the Madison facility, including the community and employees, past and present. We will work closely with our employees and community to ensure the smoothest transition possible, and we are offering existing employees available opportunities at our other facilities in North Carolina.”

Ingle continued, “The closure of this facility enables us to better align UNIFI’s manufacturing footprint with our growing customer base across North and Central America. This move, which involves relocating some machinery to other manufacturing locations, will enhance our cost structure and strengthen our balance sheet. Importantly, this transition will not impact our ability to meet the demands of the market or our strategic initiatives focused on innovation, the REPREVE® portfolio, and continuous financial improvement. We look forward to transitioning to a more robust operating profile, revitalizing our Americas businesses, and creating a more sustainable future for all our stakeholders.”

Additional details on the strategic transition will be provided during the Company’s upcoming second quarter fiscal 2025 earnings conference call that will take place on February 6, 2025, at 8:00 a.m. Eastern Time.

About UNIFI

UNIFI, Inc. (NYSE: UFI) is a global leader in fiber science and sustainable synthetic textiles. Using proprietary recycling technology, UNIFI is a pioneer in scaling the transformation of post-industrial and post-consumer waste into sustainable products. Through REPREVE, the world’s leading brand of traceable, recycled fiber and resin, UNIFI is changing the way industries think about the materials they use – and reuse. A vertically-integrated manufacturer, the company has direct operations in the United States, Colombia, El Salvador, and Brazil, and sales offices all over the world. UNIFI envisions a future where circular and sustainable solutions are the only choice. For more information about UNIFI, visit www.unifi.com.

Media inquiries:

Melissa Henkle

Director of Marketing & Communications

336-316-5473

mhenkle@unifi.com

Investor inquiries:

Josh Carroll or Blaine McNulty

Alpha IR Group

312-445-2870

UFI@alpha-ir.com